SUPPLEMENT dated August 2, 2006

To Prospectus Supplement dated May 10, 2006

To Prospectus dated May 10, 2006

$980,000,000

(Approximate)

CENTEX HOME EQUITY LOAN ASSET-BACKED CERTIFICATES, SERIES 2006-A

Centex Home Equity Loan Trust 2006-A

(Issuing Entity)

Nationstar Mortgage LLC (formerly known as Centex Home Equity Company, LLC)

(Sponsor, Originator and Servicer)

CHEC Funding, LLC

(Depositor)

The prospectus supplement dated May 10, 2006 to the prospectus dated May 10, 2006 with respect to the above captioned series is hereby amended  as follows:

1.  On the front cover, the third bullet point is hereby deleted in its entirety and replaced by the following:

The trust will also issue the Class P, the Class X-IO and Class R certificates, which are not offered hereby.

2.  On page S-4, the definition of “The Certificates” is hereby deleted in its entirety and replaced by the following:

On the closing date, the issuing entity will issue the offered certificates, the Class P certificates, the Class X-IO certificates and the Class R certificates.

3.  On page S-4, the definition of “The Certificates—Non-Offered Certificates” is hereby deleted in its entirety and replaced by the following:

The Class P certificates, the Class X-IO certificates and Class R certificates are not being offered to the public.  We have included information with respect to the Class P, the Class X-IO and Class R certificates in this prospectus supplement solely to provide you a better understanding of the offered certificates.

4.  On page S-9, in the section titled “SUMMARY—Distribution Priorities”, the last bullet point and the text “Eighth, to the servicer, to the extent of any unreimbursed delinquency advances, unreimbursed servicing advances and unreimbursed compensating interest” following that bullet point are hereby deleted in their entirety.

5.  On page S-14, in the section titled “SUMMARY—Delinquency Advances”, the last sentence of the third paragraph thereof is hereby deleted in its entirety.

6.  On page S-14, in the section titled “SUMMARY—Servicing Advances”, the last sentence of the second paragraph thereof is hereby deleted in its entirety.

7.  On page S-14, in the section titled “SUMMARY—Compensating Interest”, the second paragraph thereof is hereby deleted in its entirety.

8.  On page S-18, the second sentence in the last paragraph is hereby deleted in its entirety and replaced by the following:

The servicer will also be able to retain late fees, prepayment charges (only to the extent collected during May and June 2006), assumption fees, release fees, bad check charges and any other servicing related charges.

9.  On page S-21, the section titled “Risk Factors—Recent developments” is hereby deleted in its entirety and replaced by the following:

On July 11, 2006, Centex Financial Services, LLC sold Nationstar Mortgage LLC (formerly known as Centex Home Equity Company, LLC) to an affiliate of Fortress Investment Group LLC.  Pursuant to such sale, the name of Centex Home Equity Company, LLC was changed to Nationstar Mortgage LLC; the name of CHEC Funding, LLC will be changed to Nationstar Funding LLC; and the name of CHEC Residual, LLC will be changed to Nationstar Residual LLC.

10.  In the section titled “Risk Factors—The rate of return of principal is uncertain due to prepayments” the following paragraph is added immediately after the fourth paragraph of that section:

Prepayment premiums, penalties and charges collected from borrowers after June 2006 will be paid to the holders of the Class P certificates.  Prepayment premiums, penalties and charges collected during May and June 2006 will be paid to the Servicer.

11.  On page S-81, in the section titled “DESCRIPTION OF THE HOME EQUITY LOANS—Static Pool Information”, the first sentence thereof is hereby deleted in its entirety and replaced by the following:

Information concerning static pool performance data of previous term securitizations of the sponsor is available on the sponsor’s website at www.nationstarmtg.com/staticpool.com.

12.  On page S-81, in the section titled “Prepayment and Yield Considerations” the following sentence is added to the end of the first paragraph:

Prepayment premiums, penalties and charges collected from borrowers after June 2006 will be paid to the holders of the Class P certificates.  Prepayment premiums, penalties and charges collected during May and June 2006 will be paid to the Servicer.

13.  On page S-82, in the section titled “Prepayment and Yield Considerations—Prepayments” the following sentence is added after the first sentence of the second paragraph:

Prepayment premiums, penalties and charges collected from borrowers after June 2006 will be paid to the holders of the Class P certificates.  Prepayment premiums, penalties and charges collected during May and June 2006 will be paid to the Servicer.

14.  On page S-109, in the section titled “FORMATION OF THE ISSUING ENTITY AND ISSUING ENTITY PROPERTY” the second sentence of the first paragraph is hereby deleted in its entirety and replaced by the following:

On the Closing Date, the Sellers will transfer without recourse the Home Equity Loans to the Depositor, the Depositor will convey without recourse the Home Equity Loans to the issuing entity and the issuing entity will issue the Offered Certificates, the Class P Certificates, the Class X-IO Certificates and the Class R Certificates at the direction of the Depositor.

15.  On page S-111, in the section titled “Description Of The Certificates” the first paragraph is hereby deleted in its entirety and replaced by the following:

Pursuant to the Pooling Agreement, the issuing entity will issue on the Closing Date the Centex Home Equity Loan Asset-Backed Certificates, Series 2006-A, Class AV-1 Certificates, Class AV-2 Certificates, Class AV-3 Certificates, Class AV-4 Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-9 Certificates, Class M-10 Certificates and Class M-11 Certificates (collectively referred to as the “Offered Certificates”).  The issuing entity will also issue on the Closing Date the Class X-IO Certificates (the “Class X-IO Certificates”), the Class P Certificates (the “Class P Certificates”) and one or more classes of residual certificates (together, the “Class R Certificates,” and together with the Class X-IO Certificates and Class P Certificates, the “Non-Offered Certificates” and together with the Offered Certificates, the “Certificates”).  Only the Offered Certificates are being offered pursuant to this prospectus supplement.  The Class X-IO and Class R Certificates will be issued to CHEC Residual LLC, a wholly-owned subsidiary of Nationstar Mortgage and the Class P Certificates will be issued to Nationstar Mortgage.

16.  On page S-129, in the section titled “DESCRIPTION OF THE CERTIFICATES—Distributions”, in the seventh line of the second paragraph thereof, the following text is added immediately prior to the colon at the end of such line:

(other than any prepayment premiums, penalties or charges)

17.  On page S-131, in the section titled “DESCRIPTION OF THE CERTIFICATES—Distributions”, clauses “W” and “X” are deleted in their entirety and replaced by the following:

W.  Twenty-third, to the Class X-IO and Class R Certificates, the remainder as provided in the Pooling Agreement.

18.  On page S-131, the following section is added immediately after the section titled “DESCRIPTION OF THE CERTIFICATES—Distributions” and immediately prior to the section titled “DESCRIPTION OF THE CERTIFICATES—Calculation of One-Month LIBOR”:

Class P Certificates

On each Distribution Date (other than the Distribution Dates in June 2006 and July 2006), the Trustee will withdraw (subject to the terms of the Pooling and Servicing Agreement, based solely on information provided to it electronically or in writing by the Servicer) an amount equal to any prepayment premiums, penalties or charges then on deposit in the Certificate Account and will distribute such amounts to the Class P Certificates.

19.  On page S-135, in the section titled “DESCRIPTION OF THE CERTIFICATES—Credit Enhancement” the last paragraph is hereby deleted in its entirety and replaced by the following:

For all purposes of this prospectus supplement, the Class M-11 Certificates will have the lowest payment priority of any class of Offered Certificates.

20.  On page S-138, in the section titled “DESCRIPTION OF THE CERTIFICATES—The Interest Rate Swap Agreement”, clauses (vii) and (viii) and the three lines immediately following clause (viii) are hereby deleted in their entirety and replaced by the following:

(vii)  seventh, to pay the applicable Certificateholders any Net WAC Cap Carryover to the extent remaining undistributed after the distributions pursuant to “DESCRIPTION OF THE CERTIFICATES—Distributions” above and the distributions pursuant to “DESCRIPTION OF THE CERTIFICATES—Credit Enhancement—Overcollateralization Resulting From Cash Flow Structure” above, allocated in the order of priority set forth in clauses S. and T. under “DESCRIPTION OF THE CERTIFICATES—Distributions” above;

(viii)  eighth, to the Swap Provider, any Swap Termination Payments resulting from a Swap Provider Trigger Event; and

(ix)  ninth, on any Distribution Date prior to the September 2014 Distribution Date, to the Class X-IO Certificates, any remainder;

provided, that the cumulative amount of distributions pursuant to clauses (v) and (vi) above on each Distribution Date, and all prior Distribution Dates, will not exceed the cumulative amount of Realized Losses with respect to that Distribution Date and all prior Distribution Dates.

Any amount remaining on deposit in the Swap Account on the Distribution Date in September 2014 after the application of funds as described above will be paid from the Supplemental Interest Trust to (or upon the order of) the Servicer.

21. On page S-139, the following section is added immediately after the section titled “DESCRIPTION OF THE CERTIFICATES—Servicing of Delinquent Home Equity Loans”:

Servicing of Home Equity Loans with Prepayment Penalties

In the event of a prepayment in full or in part of a Home Equity Loan, the Servicer will not be allowed to waive any prepayment premium, penalty or charge (other than any prepayment premium, penalty or charge collected during May or June 2006) or portion thereof required by the terms of the related note unless (i) the Servicer determines that such waiver would maximize recovery of Liquidation Proceeds for such Home Equity Loan, taking into account the value of such prepayment premium, penalty or charge, or (ii) (A) the enforceability thereof is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (B) the enforceability is otherwise limited or prohibited by applicable law.  If the Servicer waives or does not collect all or a portion of a prepayment premium, penalty or charge relating to a prepayment in full due to any action or omission of the Servicer, other than as described above, the Servicer will deposit the amount of that prepayment premium, penalty or charge (or such portion thereof as had been waived for deposit) into the Certificate Account for distribution as described in this prospectus supplement under “DESCRIPTION OF THE CERTIFICATES—Class P Certificates” above.

22.  On page S-140, in the section titled “DESCRIPTION OF THE CERTIFICATES—Fees and Expenses of the Issuing Entity” in the column titled “Amount of Fee” and the row titled “Servicer”, the third sentence is hereby deleted in its entirety and replaced by the following:

The Servicer will also be able to retain, as additional servicing compensation, late fees, prepayment charges collected during May and June 2006, assumption fees, release fees, bad check charges and any other servicing related charges.  Prepayment premiums, penalties and charges collected from borrowers after June 2006 will be paid to the holders of the Class P certificates.

23.  On page S-139, in the section titled “DESCRIPTION OF THE CERTIFICATES—Optional Termination by an Affiliate of CHEC”, the second paragraph thereof is hereby deleted in its entirety and replaced with the following:

On any date of determination, the “Termination Price” shall be an amount equal to the greater of (A) the sum of (x) the aggregate outstanding Loan Balance of the Home Equity Loans (other than those referred to in clause (y) below), including accrued interest thereon, as of such date, and (y) in the case of any REO property and Home Equity Loans with respect to which foreclosure proceedings have been initiated or are otherwise 120 days or more delinquent as of any date of determination, the fair market value of such REO property and Home Equity Loans (disregarding accrued interest thereon) and (B) the sum of the aggregate unpaid principal balance of the Offered Certificates (other than any Class Principal Carryover Shortfalls), all accrued and unpaid interest thereon (other than any Net WAC Cap Carryover), any unreimbursed Delinquency Advances and unreimbursed Servicing Advances, any Delinquency Advances the Servicer has failed to remit and any Net Swap Payment or Swap Termination Payment payable to the Swap Provider then remaining unpaid or which is due to the exercise of such option.

24.  On page S-141, the section titled “DESCRIPTION OF THE CERTIFICATES—Voting Rights” is hereby deleted in its entirety and replaced by the following:

Voting Rights

Each Certificateholder of a class will have a voting interest equal to the product of the voting interest to which such class is collectively entitled and the Certificateholder’s percentage interest in such class.  One percent (1%) of all voting interests will be allocated to each of the Class P, Class X-IO and Class R Certificates.  The remaining voting interests will be allocated to the classes of Offered Certificates in proportion to their respective Certificate Principal Balances on any determination date.

CITIGROUP

BANC OF AMERICA SECURITIES LLC

RBS GREENWICH CAPITAL

WACHOVIA SECURITIES

August 2, 2006